SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2009

HOPFED BANCORP, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	0-23667	61-1322555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4155 Lafayette Road, Hopkinsville, Kentucky 42240

(Address of Principal Executive Offices)

(270) 885-1171

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments

In June 2006, the Registrant’s wholly owned subsidiary, Heritage Bank, acquired four AmSouth Bank branches in Tennessee with combined deposits of approximately $65.4 million and approximately $34.5 million in loans. Heritage Bank also acquired four parcels of real property on which the branches are located and substantially all of the assets used in the operation of the branches. The Registrant paid a deposit premium of 10%, resulting in goodwill totaling $1.3 million. The Registrant computed the value of the core deposits at approximately $2.9 million and continues to amortize this balance under an accelerated amortization method. At September 30, 2009, the core deposit intangible related to this transaction was approximately $1.3 million.

In September 2002, Heritage Bank acquired two branch offices in Fulton, Kentucky from Old National Bank. The combined deposits of the two branches totaled approximately $96.5 million and the combined balance of the branches’ loans was approximately $42.4 million. As part of the agreement, the Registrant also purchased Fall and Fall Inc., a full-service insurance agency. The Registrant paid a deposit premium of 6.46%, resulting in goodwill of $3.7 million and a core deposit intangible of $2.5 million. At September 30, 2009, the Registrant had fully amortized all of the core deposit intangible related to this transaction.

Based on the Registrant’s annual review of its current goodwill, including assessments of the status of these acquisitions, on October 7, 2009, the Registrant concluded that these investments were other than temporarily impaired as of September 30, 2009. Accordingly, on October 7, 2009, the Registrant deemed it appropriate to recognize a third quarter pre-tax impairment charge of $5.0 million to write off all of its goodwill. The impairment charge will result in a $3.3 million after-tax reduction in net income as the Registrant paid cash for both deposit premiums.

On October 8, 2009, the Registrant issued a press release regarding this impairment, which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated hereby reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release dated October 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOPFED BANCORP, INC.

Dated: October 8, 2009	By:	/S/ JOHN E. PECK
John E. Peck
President and Chief Executive Officer